EXHIBIT (99.1)

ITEM 7 INFORMATION

The securities being reported on by Partlet Holdings Ltd., as a parent holding company, are owned, or may be deemed to be beneficially owned, by The Condor Trust, as shareholder of Partlet Holdings Ltd.